EXHIBIT 99

EMC Insurance Group Inc. Reports 2014
First Quarter Results and Revises 2014
Operating Income Guidance

First Quarter Ended March 31, 2014
Operating Income Per Share - $0.73
Net Income Per Share - $0.79
Net Realized Investment Gains Per Share - $0.06
Catastrophe and Storm Losses Per Share - $0.36
Large Losses Per Share - $0.20
GAAP Combined Ratio - 98.2 percent

2014 Operating Income Guidance - $2.65 to $2.90 per share

DES MOINES, Iowa (May 8, 2014) - EMC Insurance Group Inc. (Nasdaq OMX/GS:EMCI) today reported operating income of $9,775,000 ($0.73 per share) for the first quarter ended March 31, 2014, compared to $12,538,000 ($0.97 per share) for the first quarter of 20131.

Net income, including realized investment gains and losses, totaled $10,595,000 ($0.79 per share) for the first quarter of 2014, compared to $14,273,000 ($1.10 per share) for the first quarter of 2013.

“The severe winter weather and unusually cold temperatures that persisted across much of the country during January and February caused an increase in losses in the property and casualty insurance segment stemming from frozen pipes, roof collapses, auto accidents, fires, and slip and fall incidents,” stated President and Chief Executive Officer Bruce G. Kelley. “However, the improved premium rate adequacy achieved over the past several years helped soften the impact of severe winter weather losses on first quarter results,” continued Kelley.

Kelley went on to say, “We are pleased with the growth in our net written premiums, which has been driven by above-industry-average rate level increases in our property and casualty insurance segment, and growth in pro rata business in our reinsurance segment. While first quarter operating results are less than our initial projections, we are encouraged by our outlook for the remainder of the year,” continued Kelley.

The Company’s GAAP combined ratio was 98.2 percent in the first quarter of 2014, compared to 93.8 percent in the first quarter of 2013.

Premiums earned increased 10.4 percent to $133,080,000 for the first quarter of 2014, from $120,497,000 in the first quarter of 2013. In the property and casualty insurance segment, premiums earned increased 9.2 percent, with the majority of the increase attributable to rate level increases on renewal business, growth in insured exposures and an increase in retained policies. In the reinsurance segment, premiums earned increased 14.5 percent in the first quarter, reflecting a large increase in a pro rata casualty account that was first written in 2013 and an increase in pro rata property business due to an upward revision of total expected ultimate premiums from all accounts, as well as the addition of some new business.

Catastrophe and storm losses totaled $7,412,000 ($0.36 per share after tax) in the first quarter of 2014, compared to $5,397,000 ($0.27 per share after tax) in the first quarter of 2013. First quarter 2014 catastrophe and storm losses accounted for 5.6 percentage points of the combined ratio, which is consistent with the Company’s most recent 10-year average of 5.5 percentage points for this period, but above the 4.5 percentage points experienced in the first quarter of 2013. On a segment basis, catastrophe and storm losses amounted to $6,972,000 ($0.34 per share after tax) in the property and casualty insurance segment, which includes $3,985,000 ($0.19 per share after tax) of losses attributed to the polar vortex that impacted the eastern United States in early January. Catastrophe and storm losses amounted to $440,000 ($0.02 per share after tax) in the reinsurance segment.

The Company reported $2,588,000 ($0.13 per share after tax) of favorable development on prior years’ reserves during the first quarter of 2014, compared to $4,256,000 ($0.21 per share after tax) of favorable development in the first quarter of 2013. The majority of the decline in favorable development occurred in the property and casualty insurance segment, and is attributed to an increase in adverse development on open claims that exceeded the increase in favorable development on claims that closed. Development amounts can vary significantly from quarter to quarter and year to year depending on a number of factors, including the number of claims settled and the settlement terms, and should therefore not be considered a reliable factor in assessing the adequacy of the Company’s carried reserves. The most recent actuarial analysis of the Company’s carried reserves indicates that carried reserves remain within the top quartile of the range of reasonable reserves.

Large losses (which the Company defines as losses greater than $500,000 for the EMC Insurance Companies pool, excluding catastrophe and storm losses) increased to $4,196,000 ($0.20 per share after tax) in the first quarter of 2014 from $2,935,000 ($0.15 per share after tax) in the first quarter of 2013.

Results for the first quarter of 2014 reflect a significant reduction in the amount of net periodic pension and postretirement benefit costs allocated to the Company. Net periodic pension benefit cost declined to $144,000 in the first quarter of 2014 from $782,000 in the same period in 2013. This decline reflects an increase in the expected return on plan assets and a decline in the amount of net actuarial loss amortized into expense. Net periodic postretirement benefit cost changed significantly as a result of the plan amendment that was announced in the fourth quarter of 2013. The Company recognized net periodic postretirement benefit income of $771,000 in the first quarter of 2014, compared to net periodic postretirement benefit expense of $728,000 in the same period in 2013. The plan amendment created a large prior service credit that is being amortized into expense over 10 years. In addition, the service cost and interest cost components of the revised plan’s net periodic benefit cost are significantly lower than those of the prior plan.

Net investment income increased 13.5 percent to $11,855,000 for the first quarter of 2014 from $10,443,000 in the first quarter of 2013. This increase is primarily attributed to a higher average invested balance in fixed maturity securities and an increase in dividend income; however, approximately $442,000 (4.2 percentage points) of the increase resulted from the early payoff of a commercial mortgage-backed security that was purchased at a significant discount to par value, which accelerated the accretion of the discount to par value and therefore increased investment income.

Net realized investment gains totaled $820,000 ($0.06 per share) in the first quarter of 2014, compared to $1,735,000 ($0.13 per share) in the first quarter of 2013. During the first quarter of 2014, the Company invested in a limited partnership that is designed to help protect the Company from a sudden and significant decline in the value of its equity portfolio. Because of the nature of this investment, which was made solely to implement the equity tail-risk hedging strategy, changes in the carrying value of the limited partnership are recorded as realized investment gains/losses, rather than as a component of investment income. Included in the net realized investment gains reported for the first quarter of 2014 is $239,000 of net realized investment losses attributed to the decline in the carrying value of this limited partnership.

At March 31, 2014, consolidated assets totaled $1.4 billion, including $1.3 billion in the investment portfolio, and stockholders’ equity totaled $476.6 million, an increase of 4.7 percent from December 31, 2013. Book value of the Company’s stock increased 3.5 percent to $35.42 per share, from $34.21 per share at December 31, 2013. Book value excluding accumulated other comprehensive income increased to $30.34 per share from $29.78 per share at December 31, 2013.

Based on results for the first quarter of 2014 and management’s expectations for the remainder of the year, management has revised its 2014 operating income guidance from the previous range of $3.00 to $3.25 per share to a range of $2.65 to $2.90 per share. The revised guidance is based on a projected GAAP combined ratio of 98.3 percent for the year, with nominal changes to the other assumptions utilized in the projection.

The Company will hold an earnings teleconference call at noon Eastern Time on May 8, 2014 to allow securities analysts, stockholders and other interested parties the opportunity to hear management discuss the Company’s results for the first quarter, as well as its expectations for the rest of 2014. Dial-in information for the call is toll-free 1-877-407-9205 (International: 1-201-689-8054). The event will be archived and available for digital replay through August 8, 2014. The replay access information is toll-free 1-877-660-6853 (International: 1-201-612-7415); conference ID number 13580184.

Members of the news media, investors and the general public are invited to access a live webcast of the conference call via the Company’s investor relations page at www.emcins.com/ir. The webcast will be archived and available for replay until August 8, 2014. A transcript of the teleconference will also be available on the Company’s website shortly after the completion of the teleconference.

About EMCI:
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the NASDAQ OMX Stock Market under the symbol EMCI. Additional information regarding EMC Insurance Group Inc. may be found at www.emcins.com/ir. EMCI’s parent company is Employers Mutual Casualty Company (EMCC). EMCI and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

Cautionary Note Regarding Forward-Looking Statements:
The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, any forward-looking statement contained in this report is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions and expectations can change as the result of many possible events or factors, not all of which are known to management. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, plans and objectives may vary materially from those expressed in the forward-looking statements.

The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:

•catastrophic events and the occurrence of significant severe weather conditions;
•the adequacy of loss and settlement expense reserves;
•state and federal legislation and regulations;

•	changes in the property and casualty insurance industry, interest rates or the performance of financial markets and the general economy;
•rating agency actions;
•“other-than-temporary” investment impairment losses; and

•	other risks and uncertainties inherent to the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K.

Management intends to identify forward-looking statements when using the words “believe,” “expect,” “anticipate,” “estimate,” “project,” or similar expressions. Undue reliance should not be placed on these forward-looking statements. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions that it may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

¹The Company prepares its public financial statements in conformity with accounting principles generally accepted in the Unites States of America (GAAP). Operating income is a non-GAAP financial measure, calculated by excluding net realized investment gains from net income. The Company’s calculation of operating income may differ from similar measures used by other companies, so investors should exercise caution when comparing the Company’s measure of operating income to the measure of other companies. Management’s projected operating income guidance is also considered a non-GAAP financial measure.

Management believes operating income is useful to investors because it illustrates the performance of our normal, ongoing operations, which is important in understanding and evaluating our financial condition and results of operations. While this measure is consistent with measures utilized by investors to evaluate performance, it is not a substitute for the GAAP financial measure of net income. Therefore, the Company has provided the following reconciliation of the non-GAAP financial measure of operating income to the GAAP financial measure of net income. Management also uses non-GAAP financial measures for goal setting, determining employee and senior management awards and compensation, and evaluating performance.

The reconciliation of operating income to net income is as follows:

	Three Months Ended March 31,
	2014	2013
($ in thousands)
Operating income	$9,775	$12,538
Net realized investment gains	820	1,735
Net income	$10,595	$14,273

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
($ in thousands, except per share amounts)
Quarter Ended March 31, 2014	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$101,247	$31,833	$—	$133,080
Investment income, net	8,616	3,243	(4)	11,855
Other income	201	—	—	201
	110,064	35,076	(4)	145,136
Losses and expenses:
Losses and settlement expenses	67,726	21,243	—	88,969
Dividends to policyholders	1,716	—	—	1,716
Amortization of deferred policy acquisition costs	17,741	6,874	—	24,615
Other underwriting expenses	14,539	891	—	15,430
Interest expense	84	—	—	84
Other expenses	174	167	354	695
	101,980	29,175	354	131,509
Operating income (loss) before income taxes	8,084	5,901	(358)	13,627
Realized investment gains	1,011	251	—	1,262
Income (loss) before income taxes	9,095	6,152	(358)	14,889
Income tax expense (benefit):
Current	2,217	2,010	(125)	4,102
Deferred	326	(134)	—	192
	2,543	1,876	(125)	4,294
Net income (loss)	$6,552	$4,276	$(233)	$10,595
Average shares outstanding				13,348,730
Per Share Data:
Net income (loss) per share - basic and diluted	$0.49	$0.32	$(0.02)	$0.79
Catastrophe and storm losses (after tax)	$(0.34)	$(0.02)	$—	$(0.36)
Reported favorable development experienced on prior years' reserves (after tax)	$0.05	$0.08	$—	$0.13
Dividends per share				$0.23
Book value per share				$35.42
Effective tax rate				28.8%
Annualized net income as a percent of beg. SH equity				9.3%
Other Information of Interest:
Net written premiums	$102,513	$32,892	$—	$135,405
Catastrophe and storm losses	$6,972	$440	$—	$7,412
Reported favorable development experienced on prior years' reserves	$(939)	$(1,649)	$—	$(2,588)
GAAP Combined Ratio:
Loss and settlement expense ratio	66.9%	66.7%	—	66.9%
Acquisition expense ratio	33.6%	24.4%	—	31.3%
	100.5%	91.1%	—	98.2%

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
($ in thousands, except per share amounts)
Quarter Ended March 31, 2013	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$92,705	$27,792	$—	$120,497
Investment income, net	7,649	2,797	(3)	10,443
Other income	235	—	—	235
	100,589	30,589	(3)	131,175
Losses and expenses:
Losses and settlement expenses	55,968	16,606	—	72,574
Dividends to policyholders	2,194	—	—	2,194
Amortization of deferred policy acquisition costs	16,717	5,550	—	22,267
Other underwriting expenses	15,210	811	—	16,021
Interest expense	131	—	—	131
Other expenses	205	(441)	383	147
	90,425	22,526	383	113,334
Operating income (loss) before income taxes	10,164	8,063	(386)	17,841
Realized investment gains	1,957	711	—	2,668
Income (loss) before income taxes	12,121	8,774	(386)	20,509
Income tax expense (benefit):
Current	2,960	2,672	(136)	5,496
Deferred	618	122	—	740
	3,578	2,794	(136)	6,236
Net income (loss)	$8,543	$5,980	$(250)	$14,273
Average shares outstanding				12,946,287
Per Share Data:
Net income (loss) per share - basic and diluted	$0.66	$0.46	$(0.02)	$1.10
Catastrophe and storm losses (after tax)	$(0.24)	$(0.03)	$—	$(0.27)
Reported favorable development experienced on prior years' reserves (after tax)	$0.12	$0.09	$—	$0.21
Dividends per share				$0.21
Book value per share				$32.35
Effective tax rate				30.4%
Annualized net income as a percent of beg. SH equity				14.2%
Other Information of Interest:
Net written premiums	$94,781	$27,349	$—	$122,130
Catastrophe and storm losses	$4,865	$532	$—	$5,397
Reported favorable development experienced on prior years' reserves	$(2,538)	$(1,718)	$—	$(4,256)
GAAP Combined Ratio:
Loss and settlement expense ratio	60.4%	59.7%	—	60.2%
Acquisition expense ratio	36.8%	22.9%	—	33.6%
	97.2%	82.6%	—	93.8%

CONSOLIDATED BALANCE SHEETS
	March 31, 2014	December 31, 2013
($ in thousands, except per share amounts)	(Unaudited)	(As Audited)
ASSETS
Investments:
Fixed maturity securities available-for-sale, at fair value (amortized cost $998,651 and $1,009,572)	$1,030,001	$1,027,984
Equity securities available-for-sale, at fair value (cost $117,469 and $113,835)	175,674	169,848
Other long-term investments	6,529	2,392
Short-term investments	60,317	56,166
Total investments	1,272,521	1,256,390

Cash	568	239
Reinsurance receivables due from affiliate	31,024	34,760
Prepaid reinsurance premiums due from affiliate	9,066	9,717
Deferred policy acquisition costs (affiliated $38,087 and $37,414)	38,518	37,792
Amounts due from affiliate to settle inter-company transaction balances	7,392	—
Prepaid pension and postretirement benefits due from affiliate	23,106	23,121
Accrued investment income	10,562	9,984
Accounts receivable	1,810	1,080
Goodwill	942	942
Other assets (affiliated $5,677 and $4,780)	5,794	4,908
Total assets	$1,401,303	$1,378,933

LIABILITIES
Losses and settlement expenses (affiliated $617,755 and $600,313)	$627,349	$610,181
Unearned premiums (affiliated $220,660 and $218,788)	222,613	220,627
Other policyholders' funds (all affiliated)	8,471	8,491
Surplus notes payable to affiliate	25,000	25,000
Amounts due affiliate to settle inter-company transaction balances	—	13,522
Pension and postretirement benefits payable to affiliate	3,268	3,401
Income taxes payable	4,004	1,530
Deferred income taxes	18,067	12,822
Other liabilities (affiliated $15,622 and $25,161)	15,936	28,149
Total liabilities	924,708	923,723

STOCKHOLDERS' EQUITY
Common stock, $1 par value, authorized 20,000,000 shares; issued and outstanding, 13,456,227 shares in 2014 and 13,306,027 shares in 2013	13,456	13,306
Additional paid-in capital	103,627	99,309
Accumulated other comprehensive income	68,396	59,010
Retained earnings	291,116	283,585
Total stockholders' equity	476,595	455,210
Total liabilities and stockholders' equity	$1,401,303	$1,378,933

INVESTMENTS
The Company had total cash and invested assets with a carrying value of $1.3 billion as of March 31, 2014, and December 31, 2013, respectively. The following table summarizes the Company's cash and invested assets as of the dates indicated:

	March 31, 2014
($ in thousands)	Amortized Cost	Fair Value	Percent of Total Fair Value	Carrying Value
Fixed maturity securities available-for-sale	$998,651	$1,030,001	81.0%	$1,030,001
Equity securities available-for-sale	117,469	175,674	13.8	175,674
Cash	568	568	—	568
Short-term investments	60,317	60,317	4.7	60,317
Other long-term investments	6,529	6,529	0.5	6,529
	$1,183,534	$1,273,089	100.0%	$1,273,089

	December 31, 2013
($ in thousands)	Amortized Cost	Fair Value	Percent of Total Fair Value	Carrying Value
Fixed maturity securities available-for-sale	$1,009,572	$1,027,984	81.8%	$1,027,984
Equity securities available-for-sale	113,835	169,848	13.5	169,848
Cash	239	239	—	239
Short-term investments	56,166	56,166	4.5	56,166
Other long-term investments	2,392	2,392	0.2	2,392
	$1,182,204	$1,256,629	100.0%	$1,256,629

NET WRITTEN PREMIUMS
	Three Months Ended March 31, 2014
	Percent of Net Written Premiums	Percent of Increase/(Decrease) in Net Written Premiums
Property and Casualty Insurance
Commercial Lines:
Automobile	18.4%	13.2%
Liability	16.4%	13.3%
Property	17.2%	12.7%
Workers' compensation	14.9%	4.5%
Other	1.0%	(15.0)%
Total commercial lines	67.9%	10.5%

Personal Lines:
Automobile	4.5%	(8.5)%
Property	3.2%	(9.9)%
Liability	0.1%	13.3%
Total personal lines	7.8%	(8.7)%
Total property and casualty insurance	75.7%	8.2%

Reinsurance:
Pro rata (1)	10.4%	57.7%
Excess of loss (1)	13.9%	2.2%
Total reinsurance	24.3%	20.3%
Total	100.0%	10.9%
(1) Includes $532,146 negative portfolio adjustment related to the January 1, 2013 decreased participation in the MRB pool.